Exhibit 99.1

SHORE BANCSHARES, INC. TO ACQUIRE THE AVON-DIXON AGENCY, INC. AND SUBSIDIARIES

December 21, 2001

Easton, Maryland--Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that it has reached an agreement to acquire certain assets of The Avon-Dixon Agency, Inc. located in Easton, Maryland, and of its subsidiaries.

"It has been part of the strategic vision of Shore Bancshares to continue expanding the range of financial products and services offered to our clients and to broaden our opportunities to attract new clients," said W. Moorhead Vermilye, President and CEO of Shore Bancshares. "Insurance products are a natural extension of that plan, permitting our company to further diversify its sources of non-interest revenues."

Avon-Dixon's President, Kevin P. LaTulip, will be appointed as the President of Shore Bancshares' insurance operations. Mr. LaTulip has 32 years of experience in the insurance industry and is a Chartered Property and Casualty Underwriter. Approximately 40 Avon-Dixon employees will join Shore Bancshares' 174 other employees. "Shore Bancshares is a well-established, community-oriented financial services company with a solid history and a clear sense of direction. We look forward to joining Shore Bancshares and working with the resources of such an outstanding, locally-managed organization," said Mr. LaTulip.

Mr. Vermilye stated, "At Shore Bancshares, we are particularly attuned to the importance of continuing and enhancing our strong internal culture as we grow by adding outside businesses. We are extremely happy to have an insurance executive of Kevin LaTulip's caliber leading our efforts in this area. Avon-Dixon and its outstanding staff of insurance professionals have an excellent reputation and we anticipate that both our sales culture and our service culture will be enhanced by this acquisition." Mr. Vermilye noted that, "In recognition of Avon-Dixon's well-known agency name and reputation for superior client service, we will continue to operate our general insurance agency activities under the trade name, The Avon-Dixon Agency."

This transaction is expected to be completed in the first quarter of 2002, pending regulatory approval.

About Shore Bancshares, Inc.
----------------------------

Shore Bancshares is the largest independent financial holding company located on the Eastern Shore of Maryland. It is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Shore Bancshares is the parent company of The Talbot Bank of Easton, Maryland located in Easton, Maryland, and The Centreville National Bank of Maryland located in Centreville, Maryland. These community banks trace their origins to 1885 and 1876, respectively, and operate 11 full service branches in Kent, Queen Anne's, Talbot, Caroline and Dorchester Counties and 16 automated teller machines in Kent, Queen Anne's, Caroline, Talbot, and Dorchester Counties. The common stock of Shore Bancshares is currently quoted and traded on The NASDAQ Small Cap Market under the symbol "SHBI".

About The Avon-Dixon Agency, Inc.
---------------------------------

Avon-Dixon is an employee-owned general insurance agency serving the Chesapeake Bay Area and the Mid-Atlantic Region that traces its roots to Easton, Maryland in 1850. Avon-Dixon has grown into one of the largest locally-owned independent insurance agencies in the Mid-Atlantic region, serving its customers from 3 offices in Queen Anne's and Talbot Counties, with approximately $4 million in annual revenues. It places a wide range of insurance coverage through over 100 domestic, international, and specialty insurance companies, from commercial, homeowners, auto and marine insurance to insurance placed in connection with financial services, including employee benefits, pensions and profit sharing plans, long-term care, and retirement plans. Its subsidiary, Elliott Wilson Insurance, Inc., specializes in trucking insurance throughout the Mid-Atlantic Region.

Avon-Dixon is a 2001 recipient of the "Best Practices" award from the Independent Insurance Agents of America (IIAA) and was selected as one of the top 30 performing agencies in the U.S. in its size range by IIAA. The award will be presented to Avon-Dixon in February, 2002 in Atlanta, Georgia.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about the confidence and strategies of Shore Bancshares and its expectations about the projected operations of Shore Bancshares' insurance operations. These statements may be identified by such forward-looking terminology as "expect," "believe," or "anticipate," by expressions of confidence, such as "continuing" or "strong," or by similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These risks include, but are not limited to, general economic conditions and competition in the geographic and business areas in which Shore Bancshares and its subsidiaries operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. Actual results may differ materially from such forward-looking statements. Shore Bancshares assumes no obligation for updating any such forward-looking statements at any time.

For additional information or questions, please contact:
--------------------------------------------------------

W. Moorhead Vermilye
President and CEO
Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601
(410) 822-1400
www.talbot-bank.com or www.cnbmd.com
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